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                                                                   EXHIBIT 23.4


                              ACCOUNTANTS' CONSENT




The Members
CapStar Winston Company, L.L.C.:

We consent to incorporation by reference in the registration statement of Winston Hotels, Inc. on Form S-3 of our report dated February 23, 1999, relating to the balance sheets of CapStar Winston Company, L.L.C. as of December 31, 1998 and 1997 and the related statements of operations, members' capital (deficit) and cash flows for the year ended December 31, 1998 and the period from October 15, 1997 (date of inception) through December 31, 1997, which report appears in the December 31, 1998 annual report on Form 10-K of Winston Hotels, Inc.


We consent to the reference to our firm under the heading "Experts" in the prospectus.


                                            /s/ KPMG LLP



Washington, D.C.
September 2, 1999